As filed with the Securities and Exchange Commission on November 18, 2021

Registration No. 333-260937

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROVER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7200 (Primary Standard Industrial Classification Code Number)	85-3147201 (I.R.S. Employer Identification Number)
720 Olive Way, 19th Floor
Seattle, WA 98101
(888) 453-7889
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Aaron Easterly
Chief Executive Officer
720 Olive Way, 19th Floor
Seattle, WA 98101
(888) 453-7889
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Nordtvedt John Brust Craig Sherman Wilson Sonsini Goodrich & Rosati, P.C. 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104-7036 Telephone: (206) 883-2500	Melissa Weiland General Counsel 720 Olive Way, 19th Floor Seattle, WA 98101 Telephone: (888) 453-7889	Mark Brod John C. Ericson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.0001 per share(2)	12,650,000	$13.83	$174,949,500	$16,218
________________
(1)Includes an additional 1,650,000 shares of Class A Common Stock that the underwriters have the option to purchase.
(2)Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.
(3)Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 is being filed as an exhibits-only filing solely for the purpose of filing Exhibit 1.1 and Exhibit 5.1 to this registration statement on Form S-1 (File No. 333-260937), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index in Item 16(a) of Part II of the Registration Statement. This Amendment No. 2 omits the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on November 16, 2021 (“Amendment No. 1”). This Amendment No. 2 speaks as of the original filing date of Amendment No. 1 and does not reflect events occurring after the filing date of Amendment No. 1 or modify or update the disclosures therein in any way other than as required to amend and restate the list of exhibits in Item 16(a) as described above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, or FINRA filing fee.

Amount
SEC registration fee	$16,218
FINRA filing fee	$26,243
Accounting fees and expenses	$350,000
Legal fees and expenses	$595,000
Financial printing and miscellaneous expenses	$112,500
Total	$1,099,961

Item 14.    Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law (DGCL) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in our Bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 15.    Recent Sales of Unregistered Securities
Since September 13, 2018, Rover Group, Inc. (f/k/a Nebula Caravel Acquisition Corp.) has issued the following unregistered securities:
In September 2020, in connection with the initial formation of Caravel, the Sponsor purchased an aggregate of 7,906,250 shares of Class B Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. In September and October 2020, the Sponsor transferred 25,000 Founder Shares to each of Messrs. Kerko, Wagner, Thompson and Ms. Wellman, Caravel’s independent director nominees, in each case at the original per share purchase price. On November 18, 2020, the Sponsor cancelled 718,750 Founder Shares and in December 2020 following the Caravel IPO, the Sponsor forfeited 312,500 Founder Shares, resulting in the Sponsor holding an aggregate of 6,775,000 Founder Shares. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Caravel common stock upon completion of the Caravel IPO.
On December 11, 2020, in connection with the closing of the Caravel IPO, Caravel consummated a private placement of an aggregate of 5,166,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of approximately $7,800,000. Each Private Placement Warrant entitled the holder thereof to purchase one share of Caravel Class A Common Stock at a price of $11.50 per share, subject to adjustment.

On July 30, 2021, True Wind Capital II, L.P. and True Wind Capital II-A, L.P. (together, the “TWC Funds”) purchased from the Company an aggregate of 8,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share (the “Backstop Shares”), and an aggregate purchase price of $80.0 million pursuant to that certain backstop subscription agreement entered into as of February 10, 2021 (the “Sponsor Backstop Subscription Agreement”). Pursuant to the Sponsor Backstop Subscription Agreement, the TWC Funds agreed to purchase shares of the Company’s Class A Common Stock in an aggregate amount of up to $50.0 million (or such greater amount at the election of the TWC Fund) to the extent of the amount of any redemption of shares of Class A Common Stock and an additional amount of up to $50.0 million if mutually agreed with Legacy Rover. The sale of Backstop Shares was consummated concurrently with the Closing of the Merger.
On July 30, 2021, BBCM Master Fund Ltd., a Delaware limited partnership (“Broad Bay”), purchased from the Company an aggregate of 1,000,000 shares of Class A Common Stock for a purchase price of $10.00 per share (the “Assigned Shares”) and an aggregate purchase price of $10.0 million pursuant to an assignment and assumption agreement entered into between Broad Bay, TWC Funds, and Caravel on July 26, 2021 (the “Assignment Agreement”).
In connection with the consummation of the Merger, on July 30, 2021, a number of accredited investor purchasers (each, a “PIPE Investor”) purchased from the Company an aggregate of 5,000,000 shares of Class A Common Stock (the “PIPE Investment”), for a purchase price of $10.00 per share and an aggregate purchase price of $50.0 million (the “PIPE Shares”), pursuant to separate subscription agreements (each, a “PIPE Subscription Agreement”) entered into effective as of February 10, 2021. Pursuant to the PIPE Subscription Agreements, the Company gave certain registration rights to the PIPE Investors with respect to the PIPE Shares.
We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Following the closing of the Merger on July 30, 2021 through October 4, 2021 when the Company filed a registration statement on Form S-8, the Company issued an aggregate of 491,911 shares of Class A Common Stock through the exercise of outstanding stock options by current and former employees and officers, for which the Company received approximately $766,000. Such share issuances were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates. The recipients had adequate access, through their relationships with the Company, to information about the Company.
Item 16.    Exhibits and Financial Statement Schedules
(a)Exhibits

Incorporated by reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith
1.1	Underwriting Agreement					X

2.1†*
Business Combination Agreement and Plan of Merger, dated as of February 10, 2021, by and among Caravel, Merger Sub, Rover, and Shareholder Representative Services, LLC, as the Securityholder Representative.
		424(b)(3)	333-253110	Annex A	July 9, 2021
3.1*	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-39774	3.1	August 5, 2021
3.2*	Amended and Restated Bylaws of the Company.	10-Q	001-39774	3.2	November 9, 2021
4.1*	Specimen Class A Common Stock Certificate of the Company.	8-K	001-39774	4.1	August 5, 2021
4.2*	Specimen Warrant Certificate of the Company.	S-1/A	333-250804	4.3	December 1, 2020
4.3*	Warrant Agreement, dated as of December 8, 2020, by and between Caravel and American Stock Transfer and Trust Company, LLC, as warrant agent.	8-K	001-39774	4.1	December 11, 2020
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.					X
10.1*	Sponsor Support Agreement, dated as of February 10, 2021, by and among Caravel, Legacy Rover, the Sponsor, and the holders of the Founder Shares.	8-K	001-39774	10.1	February 11, 2021
10.2*	Sponsor Backup Subscription Agreement, dated as of February 10, 2021, between Sponsor and Caravel.	8-K	001-39774	10.2	February 11, 2021
10.3*	Assignment and Assumption Agreement, dated as of July 26, 2021 between Caravel, TWC Funds and Broad Bay.	8-K	001-39774	10.3	August 5, 2021
10.4*	Form of Rover Holders Support Agreement.	8-K	001-39774	10.3	February 11, 2021
10.5*	Form of PIPE Subscription Agreement.	8-K	001-39774	10.4	February 11, 2021
10.6*	Form of Investor Rights Agreement.	8-K	001-39774	10.5	February 11, 2021
10.7*	Form of Lock-Up Agreement.	8-K	001-39774	10.6	February 11, 2021
10.8#*	Offer Letter from Legacy Rover to Aaron Easterly, dated September 2011, as amended March 2012.	S-4/A	333-253110	10.7	May 20, 2021
10.9#*	Offer Letter from Legacy Rover to Tracy Knox, dated September 2017	S-4/A	333-253110	10.8	May 20, 2021
10.10#*	Offer Letter from Legacy Rover to Brent Turner, dated January 2014	S-4/A	333-253110	10.9	May 20, 2021

10.11#*	Rover Group, Inc. Employee Incentive Compensation Plan	S-4/A	333-253110	10.12	May 20, 2021
10.12#*	Rover Group, Inc. 2021 Employee Stock Purchase Plan	S-1	333-260937	10.12	November 10, 2021
10.13#*	Rover Group, Inc. 2021 Equity Incentive Plan	S-1	333-260937	10.13	November 10, 2021
10.14#*	Rover Group, Inc. Outside Director Compensation Policy	8-K	001-39774	10.16	August 5, 2021
10.15#*	Rover Group, Inc. Form of Indemnification Agreement	8-K	001-39774	10.17	August 5, 2021
21.1*	List of Subsidiaries	S-1	333-259519	21.1	September 21, 2021
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of A Place for Rover, Inc.	S-1/A	333-260937	23.1	November 16, 2021
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)					X
24.1*	Power of Attorney (included in page II-7 of the initial filing of this registration statement))	S-1	333-260937	24.1	November 10, 2021
99.2*	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement under the Rover Group, Inc. 2021 Equity Incentive Plan.	S-8	333-260105	99.2	October 7, 2021
99.3*	Form of Notice of Stock Option Grant and Stock Option Agreement under the Rover Group, Inc. 2021 Equity Incentive Plan.	S-8	333-260105	99.3	October 7, 2021
99.6*	Form of Stock Option Agreement under the A Place for Rover, Inc. 2011 Equity Incentive Plan.	S-8	333-260105	99.6	October 7, 2021
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
________________
†Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
*    Previously filed.
#    Indicates management contract or compensatory plan or arrangement.
(b)Financial Statement Schedules
All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 17.    Undertakings
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on November 18, 2021.

ROVER GROUP, INC.

By:	/s/ Tracy Knox
Tracy Knox
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron Easterly	Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2021
Aaron Easterly

/s/ Tracy Knox	Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2021
Tracy Knox

*	Director	November 18, 2021
Susan Athey

*	Director	November 18, 2021
Venky Ganesan

*	Director	November 18, 2021
Greg Gottesman

*	Director	November 18, 2021
Scott Jacobson

*	Director	November 18, 2021
Megan Siegler

*	Director	November 18, 2021
Kristina Leslie

*	Director	November 18, 2021
Adam Clammer

*By:	/s/ Tracy Knox
Tracy Knox
Attorney-in-Fact